EXHIBIT 99.1

UNICORP REPORTS RECORD SECOND QUARTER 2007 RESULTS INCLUDING REVENUE UP OVER 300%

HOUSTON, TEXAS - August 16, 2007 - Unicorp, Inc. (OTCBB: UCPI) announced today its second quarter results for 2007 including revenue up over 300% for the second fiscal quarter of 2006. The company had previously announced it would be profitable from operations for the second quarter 2007, excluding non-cash charges, and has included the following table as a summary.

The following table reports second quarter 2007 results of operations excluding non-cash charges. This presentation is not in accordance with GAAP, however, it reflects the operating results had the non-cash charges to expense been excluded.

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Oil and gas revenue	$643,554	$146,579	$965,902	$276,729
Oil and gas production costs	137,254	47,020	285,134	82,933
Gross profit	506,300	99,559	680,768	193,796
Operating expenses	612,815	371,836	1,631,153	1,203,630
Loss from operations before non-cash charges	(106,515)	(272,277)	(950,385)	(1,009,834)

Reconciliation to GAAP financials:

Add back:
Depletion expense	296,587	132,348	481,520	228,745
Stock option expense	32,678	96,492	492,491	372,422
Impairment of oil and gas properties	372,668	612,486	372,668	612,486
Depreciation	11,154	10,340	22,247	10,340
Total non-cash charges	713,087	851,666	1,368,926	1,223,993
Loss from operations	$(819,602)	$(1,123,943)	$(2,319,311)	$(2,233,827)

During the quarter ended June 30, 2007, the company was actively pursuing a major acquisition of producing properties which had significant proved undeveloped locations for additional drilling opportunities. Due to circumstances beyond the control of the company, it was forced to abort the acquisition and charge to expense the costs incurred in performing due diligence of approximately $47,000 and a non-refundable option fee of $100,000. Had these costs not been incurred, the company would have been profitable from operations excluding non-cash charges.

Unicorp announced today that the company reported a net loss applicable to common shares of $1,502,135, or $.01 per share (basic and diluted) for the three months ended June 30, 2007 and $3,006,020, or $0.03 per share (basic and diluted) for the six months ended June 30, 2007, as compared to a net loss of $1,115,414, or $0.01 per share (basic and diluted) and $2,232,151, or $0.03 per share (basic and diluted), respectively, for the same periods in 2006.

“We are pleased that we had tremendous revenue growth for the second quarter, generated by internal growth as well as an acquisition. We are actively pursuing acquisitions that are immediately accretive to cash flow and hope to close another during the second half of 2007,” stated Kevan Casey, CEO of Unicorp. “During the quarter we encountered several situations beyond our control that kept us slightly below being profitable from operations. However, we have made significant strides in this direction by closing the gap and fully expect to be profitable from operations, excluding non-cash charges, for the six months remaining in 2007.”

For the complete report of the company’s unaudited consolidated financial statements for the three and six months ended June 30, 2007 and 2006, please review the company’s Form 10Q-SB for the quarterly period ended June 30, 2007, as filed with the Securities and Exchange Commission on this date at www.sec.gov.

About Unicorp

Unicorp, Inc is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas. Its focus is on aggressively acquiring working interests in crude oil and natural gas properties with the intent of exploration and development or by enhancing production through the use of modern development techniques such as horizontal drilling, satellite technology and 3-D seismic. The company’s goal is to achieve a high return on its investment by limiting its up-front acquisition costs, by quickly developing its acquisitions and by practicing a sound and smart approach to oil and gas exploration and development.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to successfully acquire oil and gas properties and drill commercial wells. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Unicorp’s future business and financial results, refer to Unicorp’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, and Annual Report on Form 10-KSB/A (First Amendment) for the year ended December 31, 2006. Unicorp undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Carl A. Chase
Phone: (713) 402-6717, or
Investors@unicorpinc.net